Exhibit 8.1

                                                                   July 26, 2006

Security Capital Assurance Ltd
One Bermudiana Road
Hamilton HM 11, Bermuda

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-1 (the "Registration Statement") you have requested our opinion as to certain U.S. federal income tax matters. Our opinion is set forth in the Registration Statement under the heading "Certain Tax Considerations--United States Taxation."

         We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Certain Tax Considerations--United States Taxation" in the Registration Statement.


                                                               Very truly yours,

                                                 /s/ Cahill Gordon & Reindel LLP

                                                     Cahill Gordon & Reindel LLP